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                       GETTY IMAGES ACQUIRES SPORTING PIX;
                        CONTINUES EXPANSION IN AUSTRALIA

LONDON - Getty Images Inc. (NASDAQ: GETY), the leading international provider of high quality visual content, announced today that it will expand its presence in Australia with the acquisition of Sporting Pix, a Melbourne-based sports photography agency. The new Melbourne office will supplement the work done by Sydney-based Allsport Australia and by other Getty Images divisions in Australia.

The acquisition is part of Getty's strategy to own and operate offices in key markets in order to build client relationships and increase sales. In line with this strategy, Getty now has an unrivalled network of 14 wholly owned outlets in all the major markets for visual content as well as agents in 54 countries. This network supplements Getty's industry leading digital distribution network via the Internet. Getty is the leading provider of visual content in the world, both in analogue format and on the web.

Getty's focus has been to become the global leader in visual content through consolidating the stock photography and film industry and then applying leading edge digital technology to grow the market.

Australia is strategically important for Getty in its objective to increase penetration in the growing Pacific Rim territory. The acquisition builds Getty's base there and also provides Getty's Allsport Australia division with more resources to meet the needs of the new business it expects to be generated by the 2000 Summer Olympic Games in Sydney. Allsport is the official photographer of the International Olympic Committee and of the US Olympic Committee.

"We expect to see continued growth both for our sports business and in the Australian market ahead of and during the 2000 Summer Olympic Games," said Jonathan Klein, Chief Executive Officer of Getty Images. "This acquisition gives Getty Images and Allsport a much-needed base in Melbourne to complement the office we have already established in Sydney. Building on our strong base in Australia as the Olympics approach should mean that Allsport will be able to provide the best photography of the Sydney games throughout the world to a client base increasingly reliant on Allsport for their sports photography."

                                NOTES TO EDITORS

Description of Getty Images, Inc.

Getty Images (NASDAQ: GETY) is one of the leading international providers of visual content to a diverse range of professional users of images, including advertising and design agencies, magazines, newspapers, broadcasters, production companies and traditional and new media publishers. Getty Images markets rights to images and footage through its international network of wholly owned offices in London, Chicago, New York, Los Angeles, Seattle, Toronto, Munich, Hamburg, Paris, Amsterdam, Brussels, Copenhagen, Stockholm, Vienna, Barcelona, Sydney, Tokyo and Hong Kong and agents in 54 countries.

Getty Images' high quality visual content collections are: (i) Tony Stone Images (www.tonystone.com), one of the world's leading providers of contemporary stock photography; (ii) PhotoDisc (www.photodisc.com), a world leader in digital stock photography and electronic delivery; (iii) Allsport (www.allsport.com), a leading world-wide sports picture agency; (iv) Hulton Getty
(www.hultongetty.com), one of



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the two largest privately owned collections of archival photography in the world; (v) Liaison Agency (www.liaisonphoto.com), a leading North American news and reportage agency; and (vi) Energy Film Library (www.digital-energy.com), one of the world's leading stock footage companies. Further information is available from the group's website at www.getty-images.com.


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